Exhibit 99.1

Google Intends to Bid in Spectrum Auction If FCC Adopts Consumer Choice and Competition Requirements

MOUNTAIN VIEW, Calif. (July 20, 2007) – Google (NASDAQ: GOOG) announced today that should the Federal Communications Commission adopt a framework requiring greater competition and consumer choice, Google intends to participate in the federal government’s upcoming auction of wireless spectrum in the 700 megahertz (MHz) band.

In a filing with the FCC on July 9, Google urged the Commission to adopt rules for the auction that ensure that, regardless of who wins the spectrum at auction, consumers’ interests are served. Specifically, Google encouraged the FCC to require the adoption of four types of “open” platforms as part of the license conditions:

•	Open applications: Consumers should be able to download and utilize any software applications, content, or services they desire;

•	Open devices: Consumers should be able to utilize a handheld communications device with whatever wireless network they prefer;

•	Open services: Third parties (resellers) should be able to acquire wireless services from a 700 MHz licensee on a wholesale basis, based on reasonably nondiscriminatory commercial terms; and

•	Open networks: Third parties (like internet service providers) should be able to interconnect at any technically feasible point in a 700 MHz licensee’s wireless network.

Today, as a sign of Google’s commitment to promoting greater innovation and choices for consumers, CEO Eric Schmidt sent a letter to FCC Chairman Kevin Martin, stating that should the FCC adopt all four license conditions requested above, Google intends to commit a minimum of $4.6 billion to bidding in the upcoming 700 MHz auction.

The complete text of the letter follows:

July 20, 2007

Ex Parte via Electronic Filing

The Honorable Kevin J. Martin

Chairman

Federal Communications Commission

445 12th Street, SW

Washington, D.C. 20554

Re: WC Docket No. 06-150; PS Docket No. 06-229; WT Docket No. 96-86

Dear Chairman Martin:

Google shares your bold vision of using the upcoming 700 MHz spectrum auction to encourage much-needed competition in the wireless and broadband markets. I want to personally applaud your leadership and courage in making the public case for new market entry, and the tangible benefits it will offer all American consumers, including greater availability, higher speeds, and lower prices.

As you know, Google submitted an ex parte letter on July 9th explaining that, in order to promote genuine competition, the Commission must include open platforms as part of the applicable licensing requirements for paired commercial blocks in the Upper 700 MHz Band. In particular, our July 9th letter requested that the Commission should extend to all CMRS-type spectrum licensees clearly delineated, explicitly enforceable, and unwavering obligations to provide (1) open applications, (2) open devices, (3) open wholesale services, and (4) open network access.

The Commission’s draft order for the 22 MHz “C” Block in the Upper 700 MHz Band reportedly allocates this block on a REAG basis subject to combinatorial bidding and includes some reference to “open access” principles. While these all are positive steps, unfortunately the current draft order falls short of including the four tailored and enforceable conditions, with meaningful implementation deadlines, that consumer groups, other companies, and Google have sought. In short, when Americans can use the software and handsets of their choice, over open and competitive networks, they win.

It is also my understanding that the Commission’s draft order includes a reserve price of $4.6 billion for the “C” Block, apparently to address unsupported claims about any impact from adopting open platforms conditions. We hereby inform you that, should the Commission expressly adopt the four license conditions requested in our July 9th letter – with specific, enforceable, and enduring rules – Google intends to commit a minimum of $4.6 billion to bidding in the upcoming auction.

Sincerely yours,

Eric Schmidt

cc:	The Honorable Michael J. Copps, FCC Commissioner

The Honorable Jonathan S. Adelstein, FCC Commissioner

The Honorable Deborah Taylor Tate, FCC Commissioner

The Honorable Robert M. McDowell, FCC Commissioner

About Google Inc.

Google’s innovative search technologies connect millions of people around the world with information every day. Founded in 1998 by Stanford Ph.D. students Larry Page and Sergey Brin, Google today is a top Web property in all major global markets. Google’s targeted advertising program provides businesses of all sizes with measurable results, while enhancing the overall Web experience for users. Google is headquartered in Silicon Valley with offices throughout the Americas, Europe and Asia. For more information, visit www.google.com.

Media Contacts:

Adam Kovacevich

Google

202-742-6598

akovacevich@google.com

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